Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to: (i) the use in the Form 10-K under the Securities Exchange Act of 1934 of Hyperdynamics Corporation, a Delaware corporation (the "Company") under, of information contained in our reserve report letter relating to the reserves and revenue, as of June 30, 2007, of certain interests held by HYD Resources Corporation, a subsidiary of the Company; (ii) all references to such reserve report letter and/or to this firm in the Form 10-K; (iii) our being named as an expert in the Form 10-K; and (iv) the incorporation of this consent into the Form 10-K.

RYDER SCOTT COMPANY, L.P.

Houston, Texas
April 17, 2008